Exhibit 99.2
AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective December 28, 2006, by and between Navarre Corporation, a Minnesota corporation, (hereafter the “Company”), and Eric H. Paulson, a resident of the State of Minnesota (hereafter “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company and Executive are parties to an existing Employment Agreement dated November 1, 2001, as amended (the “Employment Agreement”); and
     WHEREAS, the Company and Executive mutually desire to amend the Employment Agreement upon the terms and conditions set forth in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants hereinafter contained, the receipt and sufficiency of which is hereby acknowledged, each of the parties to this Amendment agree that the Employment Agreement is amended as follows:
     1. Effective January 1, 2007, all references in the Employment Agreement to the titles “Chief Executive Officer” and/or “President” shall be replaced with “Executive Chairman” which shall be Executive’s title as of that date and for the remainder of the Employment Period.
     2. Section 6(e) of the Employment Agreement is hereby amended by including the following immediately subsequent to the current Section 6(e)(iv), as a new Section 6(e)(v):
“(v) Deferred Compensation Restrictions. It is intended that any amounts payable under this Agreement shall comply with the provisions of Section 409A of the Code, and the treasury regulations relating thereto, so as not to subject the Executive to the payment of tax penalties and interest which may be imposed under Code Section 409A. In furtherance of this interest, and to the extent required by Section 409A of the Code to avoid any penalties on Executive, except as to the funding of the rabbi trust pursuant to Section 4(d)(iv) of this Agreement, all payments to Executive hereunder that are to be made upon the termination of Executive’s employment shall be distributed on the later of (i) the dates specified in this Agreement, or (ii) six (6) months after the Executive’s date of termination of employment. The term “termination of employment” and other similar terms used in this Agreement shall be construed to have the same meaning as is given to the term “Separation from Service” in Section 409A. The Executive and the Company shall cooperate in making such other amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code.”
     3. Capitalized terms used in this Amendment that are not defined herein, shall have the meaning attributed to them in the Employment Agreement.
     4. This Amendment shall be attached to and be a part of the Employment Agreement between the Company and Executive, and the parties hereto expressly acknowledge and agree that except as amended hereby, the Employment Agreement remains in full force and effect in accordance with its original terms and conditions and is not subject to any defenses, counterclaims or rights to setoff.

     5. This Amendment and the Employment Agreement reflect the entire agreement of the parties hereto and no other action or statement of either Executive or the Company, or any of its officers, directors, agents, employees, legal counsel or other representatives shall amend, or be deemed an addendum of, the Employment Agreement.
     6. This Amendment may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.
IN WITNESS WHEREOF, in consideration of the mutual covenants contained herein, the parties have executed this Amendment effective as of the date and year above written.

THE COMPANY:		EXECUTIVE:

Navarre Corporation, a Minnesota Corporation

By:	/s/ Cary L. Deacon	/s/ Eric H. Paulson
	Cary L. Deacon,	Eric H. Paulson
President and Chief Operating Officer